Exhibit 99.1

WIRELESS AGE DIRECTOR RESIGNATION

TORONTO, ONTARIO May 18, 2007 - Wireless Age Communications, Inc. (OTCBB:WLSA) (“Wireless Age” or the “Company”) today announced the resignation of Bradley John Poulos as a director of Wireless Age on May 16, 2007.

Brad Poulos was appointed a director of Wireless Age in March 2005 and became chairman of the board in April 2006. In February 2007 he resigned as chairman but remained as a director. He also served as President and CEO from September 2005 through February 2007. The resignation was voluntary and did not involve a dispute or disagreement with the Company or any of its officers or directors.

Wireless Age Chairman and CEO, John G. Simmonds commented, “Brad has decided to move on to other interests, he and his brother remain significant shareholders and continue to support the Company. I wish him well in the future.”

For all Wireless Age investor relations needs, investors are asked to visit the Wireless Age IR Hub at http://www.agoracom.com/IR/WirelessAge where they can post questions and receive answers, or simply review questions and answers posted by other investors. Alternatively, investors are able to e-mail all questions and correspondence to WLSA@agoracom.com where they can also request addition to the investor e-mail list to receive all future press releases and updates in real time.

Note: This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Wireless Age Communications, Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Wireless Age Communications, Inc. SEC filings. Wireless Age Communications, Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Wireless Age Communications, Inc.'s business, please refer to the risks and uncertainties detailed from time to time in Wireless Age Communications, Inc.'s SEC filings.

For more information contact:

John G. Simmonds, Chairman & CEO

905-833-9845 ext. 223
or
AGORA Investor Relations
http://www.agoracom.com/IR/WirelessAge
WLSA@Agoracom.com